Exhibit 99.1

       Key Technology Sales Rise 18% for FY2003 and 21% for Q4;
           Full Year Diluted EPS hits $1.15, Backlog up 33%

    WALLA WALLA, Wash.--(BUSINESS WIRE)--Nov. 6, 2003--Key Technology, Inc. (Nasdaq:KTEC) today announced sales and operating results for the fourth quarter and year ended September 30, 2003.
    Sales for the three-month period ended September 30, 2003 totaled $21.3 million, up 21% from the $17.6 million recorded in the same quarter last year. Net earnings for the quarter were $1.4 million, or $0.27 per diluted share compared with net earnings of $0.4 million, or $0.08 per diluted share in the same period a year ago.
    Sales for the year ended September 30, 2003 increased 18% to $82.6 million compared with $70.2 million for fiscal 2002. The Company reported net earnings for the year of $5.8 million, or $1.15 per diluted share compared with a net loss of $2.0 million, or $0.53 per diluted share for fiscal 2002. Fiscal 2002 results included a $4.3 million charge for the impairment of goodwill resulting from the Company's implementation of SFAS No. 142. Excluding this charge, net earnings from continuing operations for fiscal 2002 were $2.3 million, or $0.36 per diluted share.
    "Our fourth quarter results are gratifying and contributed to solid performance for fiscal 2003. We are pleased that our continued focus on customers, execution, and operational efficiencies resulted in both revenue growth and a strong bottom line," commented Kirk Morton, President and Chief Executive Officer.
    Gross profit for the fourth quarter of fiscal 2003 was $8.6 million compared to $6.6 million in the corresponding period last year. As a percentage of sales, gross profit was 40.4% compared to 37.8% in the fourth quarter of fiscal 2002. For the twelve-month period, gross profit was $34.0 million compared to $27.9 million for the same period of fiscal 2002, or 41.1% and 39.7% as a percentage of sales, respectively. Margins for the year were favorably impacted by an increased mix of higher-margin equipment and parts, manufacturing efficiencies attributable to volume, lower warranty costs, and cost reductions due to global sourcing of certain high-use components and sub-assemblies.
    Operating expenses for the quarter ended September 30, 2003 were $6.4 million, or 30.2% of sales compared to $5.6 million, or 32.0% of sales in the same quarter last year. Operating expenses for the year ended September 30, 2003 were $25.2 million, or 30.5% of sales compared to $23.5 million, or 33.4% of sales for fiscal 2002.
    New orders received during the fourth quarter were $23.2 million, compared to $13.6 million in the same period last year. The Company's $20.1 million backlog at September 30, 2003 reflects a 33% increase compared with the $15.1 million backlog at the close of fiscal 2002. The Company previously announced on October 2, 2003 that it had received orders totaling more than $6.0 million from two major customers in the food processing industry. Those orders are included in both the bookings for the fourth quarter and the 2003 year-end backlog figures and will ship in the first half of Key's fiscal year 2004.
    Morton commented, "The order volume in the fourth quarter was the highest recorded in the Company's history for that period and reflects what we believe is an improving capital investment environment among our customers. We are particularly pleased that we are winning orders for multiple systems from our larger customers, as this bodes well for future business. While we anticipate some normal seasonal effects during the first quarter of the new fiscal year, we are encouraged with our healthy year-end backlog and are optimistic about our prospects in fiscal year 2004."
    For the fiscal year, cash flow from operating activities increased 30% to $14.5 million from $11.2 million in fiscal 2002 reflecting stronger earnings and focused balance sheet management. During the fiscal year, interest-bearing debt was reduced from $12.0 million to $4.3 million.
    Commenting on the outlook for the new fiscal year, Morton said, "We are monitoring investment patterns in the global French fry market, given the declining consumer consumption in North America, and do not expect revenue growth from this segment in 2004. However, we do expect to see increased revenues in the North American and Western European processed vegetables segment, in the food processing sector in Asia -- particularly in China, and from our optical inspection product lines in Europe. We also expect another good year from the tobacco market segment.
    "We have reorganized our operations to add considerable resources in marketing and product management, consistent with our renewed focus on revenue growth following our recent emphasis on debt reduction and asset management. In addition, we continue to invest in research and development and anticipate the completion of several new product developments in late 2004 and early 2005 which will allow us to enter new market segments and meet specific needs of certain of our largest customers."

    Conference Call

    The Company's conference call for the September quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, November 6th. To access the call, go to www.keyww.com/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.
    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;

    -- the ability to successfully complete and introduce new products to the market;

    -- the ability of new products to compete successfully in either existing or new markets;

    -- the effect of increased competition and advances in technology on our product pricing and customer capital spending;

    -- risks involved in expanding international operations and sales; and

    -- risks associated with adverse fluctuations in foreign currency exchange rates.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1 "Forward-Looking Statement Risk and Uncertainty Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and the Risk Factors section of the Company's Registration Statement on Form S-4, Post-Effective Amendment No. 3, filed August 17, 2001.

    Note: News releases and other information on Key Technology, Inc. can be accessed at www.keyww.com on the Internet.

    -TABLES FOLLOW-



                 Key Technology, Inc. and Subsidiaries
              Statement of Selected Operating Information
           (Unaudited, in thousands, except per share data)

                                   Three Months Ended    Year Ended
                                     September 30,      September 30,
                                   ------------------ ----------------
                                      2003     2002     2003     2002
                                    -------  -------  -------  -------
Net sales                          $21,287  $17,550  $82,622  $70,234
Gross profit                         8,593    6,642   33,996   27,882
Operating expenses
    Selling and marketing            3,121    2,489   11,694   10,733
    Research and development         1,142    1,102    4,874    4,467
    General and administrative       1,842    1,688    7,329    6,963
    Amortization of intangibles        331      331    1,323    1,323
                                    -------  -------  -------  -------
Total operating expenses             6,436    5,610   25,221   23,486
Earnings from operations             2,159      984    8,779    5,279
Earnings from continuing
 operations before income taxes      2,070      653    8,452    3,546
Net earnings from continuing
 operations                          1,383      418    5,759    2,308
Net earnings from discontinued
 operation, net of tax                 ---      ---      ---       39
Net earnings before change in
 accounting principle                1,383      418    5,759    2,347
Change in accounting principle,
 net of tax                            ---      ---      ---   (4,302)
Net earnings (loss)                  1,383      418    5,759   (1,955)
Accretion of mandatorily
 redeemable preferred stock            ---        0      ---     (582)
Net earnings (loss) available to
 common shareholders(1)              1,383      418    5,759   (2,537)
Net earnings from continuing
 operations per common share
       - basic                     $  0.29  $  0.09  $  1.21  $  0.36
       - diluted(1)                $  0.27  $  0.08  $  1.15  $  0.36
Net earnings from discontinued
 operations per common share
       - basic                     $  0.00  $  0.00  $  0.00  $  0.01
       - diluted(1)                $  0.00  $  0.00  $  0.00  $  0.01
Net earnings before change in
 accounting principle per
 common share
       - basic                     $  0.29  $  0.09  $  1.21  $  0.37
       - diluted(1)                $  0.27  $  0.08  $  1.15  $  0.37
Net earnings (loss) from change in
 accounting principle per common
 share
       - basic                     $  0.00  $  0.00  $  0.00  $ (0.90)
       - diluted(1)                $  0.00  $  0.00  $  0.00  $ (0.90)
Net earnings (loss) per common
 share
       - basic                     $  0.29  $  0.09  $  1.21  $ (0.53)
       - diluted(1)                $  0.27  $  0.08  $  1.15  $ (0.53)
Weighted average common and
 common equivalent shares
 outstanding
       - basic                       4,782    4,765    4,774    4,759
       - diluted(1)                  5,112    5,323    4,996    4,759

(1) The weighted average diluted shares for the three-month and twelve-month periods ended September 30, 2003 includes only common stock equivalents that are not anti-dilutive to reported EPS. Options to purchase 261,200 of common stock and 35,553 common shares from assumed conversion of warrants for the quarter ended September 30, 2003,and 714,125 and 35,553, respectively, for the twelve month period ended September 30, 2003, were not included in the computation of diluted EPS because the options were anti-dilutive under the treasury-stock method.




                 Key Technology, Inc. and Subsidiaries
                  Selected Balance Sheet Information
                       (Unaudited, in thousands)

                                           September 30, September 30,
                                               2003          2002
                                           ------------- -------------
                                                 (in thousands)

Cash and cash equivalents                     $ 6,442       $ 1,707
Trade accounts receivable, net                  9,479         7,556
Inventories                                    13,968        13,969
Total current assets                           32,886        26,439
Property, plant and equipment, net              5,503         6,407
Goodwill and other intangibles, net            11,239        12,562
Total assets                                   51,215        49,820
Current portion of long-term debt and
 short-term borrowings                          1,066         8,264
Total current liabilities                      15,660        18,766
Long-term debt, less current portion            3,249         3,747
Mandatorily redeemable preferred stock and
 warrants                                       1,882         3,467
Shareholders' equity                           30,219        23,602


    CONTACT: Key Technology, Inc.
             Phyllis Best, 509-529-2161